Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of JP Outfitters, Inc. on Amendment No. 1 to Form S-1 of our report dated April 14, 2023, with respect to our audits of the consolidated financial statements of JP Outfitters, Inc. as of December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 2, 2023